Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Laurence P. Birch

Senior Vice President and Chief Financial Officer

(847) 229-2222

DR. BRIAN PEREIRA JOINS AKSYS® BOARD OF DIRECTORS

Recognized Leader in Dialysis Industry

Lincolnshire, IL (May 2, 2005) – Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that Brian J.G. Pereira, M.D., (age 46), was elected to the Company’s Board of Directors.  Dr. Pereira was elected to fill one of the vacancies on the Board of Directors, which, after this election, stands at six members. Dr. Pereira will serve as a Class II member of the Board of Directors, whose term will expire at the 2007 Annual Meeting of the Stockholders.

“Brian brings tremendous healthcare experience and a new perspective to our Board,” stated Bill Dow, president and chief executive officer of Aksys, Ltd.  “As a practicing nephrologist, he will be very helpful as we continue to develop our clinical presentation to physicians and nurses.  As a healthcare executive at a major medical center, Brian has a deep and practical knowledge of how our healthcare system works and will offer the Board insights relating to the renal market, including applications of new therapies and the ability to influence reimbursement.”

Dr. Pereira is currently the president and chief executive officer of New England Health Care Foundation, Tufts-New England Medical Center, located in Boston, MA.  He serves on several renal care-related boards, including The National Kidney Foundation, where he served as president from 2002 to 2004.  Dr. Pereira has published over 100 scientific papers and lectured extensively throughout the world.  In addition to a medical degree, Dr. Pereira has a Masters of Business Administration from the Kellogg Graduate School of Management, Northwestern University.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available at: http://www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality Systems Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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